UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 20, 2006

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7900 Xerxes Avenue South, Suite 1800,

Minneapolis, Minnesota 55431

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2006, Apogee Enterprises, Inc. (“Apogee”) entered into a Resignation Agreement (the “Agreement”) with Michael B. Clauer, Apogee’s Executive Vice President (the “Executive”), pursuant to which the Executive will voluntarily resign from any and all offices of Apogee, and any other position, office or directorship of any other entity for which the Executive was serving at the request of Apogee, effective as of December 31, 2006. On October 23, 2006, Apogee issued a press release and filed a Current Report on Form 8-K announcing that the Executive would be leaving the Company effective as of December 31, 2006.

Pursuant to the Agreement, the Executive agreed: (1) to keep certain information regarding Apogee confidential, (2) not to, directly or indirectly, engage in competition with Apogee or any of Apogee’s subsidiaries or affiliates in any phase of the Business (as defined in the Agreement) of Apogee or its subsidiaries or affiliates through June 30, 2008, a period of 18 months after the effective date of his resignation (“Noncompetition Obligations”), and (3) not to solicit, directly or indirectly, any employee of Apogee or its subsidiaries or affiliates to leave his or her employment through December 31, 2009, a period of three years after the effective date of his resignation (“Nonsolicit Obligations”). The Agreement provides that if Apogee materially breaches any of the provisions of the Agreement and such breach is not cured within 15 days, the Executive may, at his option, terminate his Noncompetition Obligations and Nonsolicit Obligations.

Pursuant to the Agreement, Apogee will pay to the Executive separation pay in the amount of $556,800, which is equal to one and one half years of the Executive’s current annual base salary of $371,200, as follows: $185,624 in a lump sum on July 3, 2007 and the balance in 26 biweekly installments of $14,276 on Apogee’s regularly scheduled paydays commencing on July 1, 2007 and terminating on June 30, 2008. In addition, Apogee will pay the Executive in one lump sum $19,460 for COBRA payments and $9,744, which is an amount equal to 26 biweekly automobile allowance payments. Apogee further agrees to provide the Executive with outplacement assistance up to a maximum amount of $10,000. The Agreement provides that if the Executive materially breaches any of the provisions of the Agreement and such breach is not cured within 15 days, Apogee may, at its sole option, immediately terminate all remaining payments and benefits described in the Agreement and obtain payment from the Executive of all other damages and expenses resulting from such breach (including, without limitation, reasonable attorneys’ fees), with the remainder of the Agreement remaining in full force and effect. In addition, the Agreement also provides that Apogee is entitled to seek injunctive relief in the event the Executive breaches his Noncompetition Obligations, Nonsolicit Obligations or other obligations under paragraph 3 of the Agreement with respect to Apogee’s confidential information and the return of Apogee property.

The Executive’s post-resignation eligibility for, and rights and obligations with respect to, any Apogee employee benefit as a past employee of Apogee under Apogee’s retirement and welfare benefit plans are as set forth in the plan documents and are based on his employment termination as of December 31, 2006, the effective date of his resignation, and his entitlement to the benefits for the period of his participation in such plans, and his rights will be determined pursuant to the terms and conditions of such plans.

Subject to certain exceptions set forth in the Agreement, Apogee and the Executive further agreed to release each other from any and all claims and causes of action of any kind that such party now has or may have had against the other party.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K:

10.1	Resignation Agreement by and between Apogee Enterprises, Inc. and Michael B. Clauer effective as of November 20, 2006.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ James S. Porter
James S. Porter Chief Financial Officer

Date: November 22, 2006

4

EXHIBIT INDEX

Exhibit Number	Description
10.1	Resignation Agreement by and between Apogee Enterprises, Inc. and Michael B. Clauer effective as of November 20, 2006.

5